Exhibit 99.3

SCILEX HOLDING COMPANY AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022

INDEX TO FINANCIAL STATEMENTS

SCILEX HOLDING COMPANY

In connection with the business combination with Vickers Vantage Corp. I (as more fully described in the notes to these financial statements), Scilex Holding Company was renamed Scilex, Inc. These financial statements are those of Scilex Holding Company (now known as Scilex, Inc.) prior to the completion of such business combination.

SCILEX HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

(In thousands, except for par value and share amounts; unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,483	$4,338
Accounts receivable, net	17,474	14,268
Inventory	933	2,562
Prepaid expenses and other	10,583	1,835

Total current assets:	31,473	23,003
Property and equipment, net	782	805
Operating lease right-of-use asset	1,271	1,303
Intangibles, net	41,617	38,802
Goodwill	13,481	13,481
Long-term deposit	153	538

Total assets	$88,777	$77,932

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,684	$4,284
Accrued payroll	1,426	3,733
Accrued expenses	23,862	10,621
Current portion of deferred consideration	133	—
Current portion of debt	—	37,950
Related party payable	166,145	92,724
Related party note payable	47,108	19,608
Current portion of operating lease liabilities	717	500

Total current liabilities:	251,075	169,420
Long-term deferred consideration	3,517	—
Long-term debt, net	—	72,037
Related party note payable, net	62,717	23,503
Derivative liabilities	—	35,700
Operating lease liabilities	863	1,148

Total liabilities	$318,172	$301,808
Commitments and contingencies (See Note 8)
Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued or outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 350,000,000 shares authorized; 197,566,338 and 197,266,338 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	20	20
Additional paid-in capital	128,615	128,654
Accumulated deficit	(358,030)	(352,550)

Total stockholders’ deficit	(229,395)	(223,876)

Total liabilities and stockholders’ deficit	$88,777	$77,932

See accompanying notes to unaudited consolidated financial statements

SCILEX HOLDING COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except for net loss per share amounts; unaudited)

	Nine Months Ended September 30,
	2022	2021
Net revenue	$26,115	$23,054
Operating costs and expenses:
Cost of revenue	6,284	2,549
Research and development	6,457	7,031
Selling, general and administrative	41,371	36,092
Intangible amortization	2,896	2,803

Total operating costs and expenses	57,008	48,475

Loss from operations	(30,893)	(25,421)
Other (income) expense:
Gain on derivative liability	(5,300)	(100)
(Gain) loss on debt extinguishment, net	(28,634)	12,463
Interest expense	8,596	8,617
(Gain) loss on foreign currency exchange	(39)	48

Total other (income) expense	(25,377)	21,028

Loss before income taxes	(5,516)	(46,449)
Income tax (benefit) expense	(36)	10

Net loss	$(5,480)	$(46,459)

Net loss per share – basic and diluted	$(0.03)	$(0.24)
Weighted average number of shares during the period—basic and diluted	197,550	197,266

See accompanying notes to unaudited consolidated financial statements

SCILEX HOLDING COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands; unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2021	197,266	$20	$128,654	$(352,550)	$(223,876)
Stock options exercised	300	—	96	—	96
Aardvark SP-104 license transfer from Sorrento, net of discount	—	—	(4,127)	—	(4,127)
Aardvark SP-104 discount amortization	—	—	(35)	—	(35)
Stock based compensation	—	—	4,027	—	4,027
Net loss	—	—	—	(5,480)	(5,480)

Balance, September 30, 2022	197,566	$20	$128,615	$(358,030)	$(229,395)

	Common Stock		Additional Paid-in Capital		Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2020	197,266	$20		$122,423	$(264,126)	$(141,683)
Stock-based compensation	—	—		4,368	—	4,368
Adjustment to shares issued in Semnur Acquisition	—	—		409	—	409
Net loss	—	—		—	(46,459)	(46,459)

Balance, September 30, 2021	197,266	$20	20$	127,200	$(310,585)	$(183,365)

See accompanying notes to unaudited consolidated financial statements

SCILEX HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands; Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(5,480)	$(46,459)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,926	2,832
Amortization of debt issuance costs and debt discount	3,108	5,904
Payment on the Scilex Pharma Notes attributed to accreted interest related to the debt discount	(21,190)	(11,813)
(Gain) loss on debt extinguishment, net	(28,634)	12,463
Non-cash operating lease cost	351	276
Stock-based compensation	4,027	4,368
Gain on derivative liability	(5,300)	(100)
Changes in operating assets and liabilities:
Accounts receivables, net	(3,206)	517
Inventory	1,629	186
Prepaid expenses and other	(3,478)	(1,647)
Long-term deposits	385	—
Accounts payable	2,967	(2,784)
Accrued payroll	(2,307)	360
Accrued expenses	12,403	(522)
Other liabilities	(255)	(53)
Related party payable	21,521	13,765

Net cash used for operating activities	(20,533)	(22,707)
Investing activities
Acquisition consideration paid in cash for Romeg intangible asset acquisition	(2,060)	—
Purchase of property, plant, and equipment	(7)

Net cash used for investing activities	(2,067)	—
Financing activities
Repayment of principal on the Scilex Pharma Notes	(84,808)	(32,376)
Repayment on other loans	(18,800)	(36,900)
Proceeds from other loans	9,857	34,799
Proceeds from stock options exercised	96	—
Proceeds from related party payable	51,900	45,050
Proceeds from related party note payable	62,500	11,500

Net cash provided by financing activities	20,745	22,073

Net change in cash and cash equivalents	(1,855)	(634)
Cash and cash equivalents at beginning of period	4,338	4,839

Cash and cash equivalents at end of period	$2,483	$4,205

Supplemental disclosures:
Supplemental disclosures of non-cash investing and financing activities
Deferred consideration for Romeg intangible asset acquisition	$3,650	$—
Non-cash consideration in Semnur acquisition	—	409
Other loan forgiveness	—	1,536
Promissory Note issued to Sorrento in exchange for the SP-104 license, net of discount	4,162	—
Fair value adjustment to derivative liability in troubled debt restructuring	30,400	—
Live Action right-of-use asset in Palo Alto	320	—

See accompanying notes to unaudited consolidated financial statement

SCILEX HOLDING COMPANY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Basis of Presentation

Organization and Principal Activities

Scilex Holding Company (“Scilex Holding” (now known as Scilex, Inc.) and together with its wholly owned subsidiaries, the “Company”) was incorporated in Delaware in February 2019 and is a majority-owned subsidiary of Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”). The Company is a commercial biopharmaceutical company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. The Company launched its first commercial product in October 2018, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), a prescription lidocaine topical system that is designed with novel technology to address the limitations of current prescription lidocaine therapies by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. The Company in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. (see Note 2). The Company is planning to commercialize GLOPERBA in 2023. The Company is currently developing three product candidates, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica (“SP-102” or “SEMDEXA”) and SP-103 (lidocaine topical system) 5.4% (“SP-103”), for the treatment of acute low back pain, and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel formulation for the treatment of fibromyalgia.

On March 18, 2019, the Company entered into a Contribution and Loan Agreement with Sorrento and the holders of the outstanding shares of capital stock of Scilex Pharmaceuticals Inc. (“Scilex Pharma”) pursuant to which the Company acquired 100% of the outstanding shares of capital stock of Scilex Pharma in exchange for shares of the Company’s common stock (the “Contribution”), which was accounted for as a reorganization of entities under common control. Pursuant to the Contribution and Loan Agreement, Sorrento provided the Company with a loan with an initial principal amount of $16.5 million in the form of a note payable, which was used by the Company to fund the acquisition of Semnur Pharmaceuticals, Inc. (“Semnur”). Concurrently therewith, the Company entered into an Agreement and Plan of Merger with Semnur, Sigma Merger Sub, Inc., the Company’s prior wholly-owned subsidiary (“Merger Sub”), Fortis Advisors LLC, solely as representative of the holders of Semnur equity (the “Semnur Equityholders’ Representative”), and Sorrento, for limited purposes (the “Merger Agreement”), which was accounted for as an asset acquisition. Pursuant to the Merger Agreement, Merger Sub merged with and into Semnur (the “Merger of Semnur”), with Semnur surviving as the Company’s wholly-owned subsidiary. As a result of the Contribution and the Merger of Semnur, Scilex Pharma and Semnur became wholly-owned subsidiaries of the Company. Upon completion of the Contribution and the Merger of Semnur, the historical consolidated financial statements of Scilex Pharma became the historical consolidated financial statements of Scilex Holding.

Since inception, the Company had devoted substantially all of its efforts to the product development of SP-102 and SP-103 and the commercialization of ZTlido.

Business Combination

On March 17, 2022, the Company entered into an Agreement and Plan of Merger (as amended on September 12, 2022, the “BCA”) with Vickers Vantage Corp. I (“Vickers”), a special purpose acquisition company, and Vantage Merger Sub, Inc., a wholly-owned subsidiary of Vickers (“Vickers Merger Sub”). Pursuant to the terms of the BCA, Vickers Merger Sub merged with and into the Company, with the Company surviving the merger (“Legacy Scilex”) and becoming a wholly-owned subsidiary of Vickers (collectively, the “Business Combination”).

On November 10, 2022, Vickers consummated the Business Combination pursuant to the terms of the BCA. Vickers acquired all of the outstanding equity interests of Legacy Scilex. As a result of the Business Combination, New Scilex (as defined below) received gross proceeds of approximately $12.0 million, prior to the settlement of transaction-related costs and expenses. Additionally, all existing related party indebtedness between the Company, Scilex Pharma, and Sorrento totaling $290.6 million was converted into equity interests in Vickers in connection with the consummation of the Business Combination and pursuant to the terms of the Debt Exchange Agreement (see Note 10). In connection with the Business Combination (as more fully described in the notes to these financial statements), Scilex Holding Company was renamed to Scilex, Inc. These financial statements are those of Scilex Holding Company (now known as Scilex, Inc.) prior to the completion of such Business Combination. Additionally, in connection with the completion of the Business Combination, Vickers was renamed to, and will operate as, “Scilex Holding Company” and the Company began trading on the Nasdaq Capital Market under the new ticker symbol “SCLX” on November 11, 2022. Scilex Holding Company following the completion of the Business Combination is sometimes referred to herein as “New Scilex.”

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vickers is treated as the “acquired” company for accounting purposes and the Business Combination is treated as the equivalent of the Company issuing stock for the net assets of Vickers, accompanied by a recapitalization. The net assets of Vickers are stated at historical cost, with no goodwill or other intangible assets recorded.

The Company’s legal, accounting and other fees directly attributable to the Business Combination were capitalized within prepaid expenses and other current assets on the consolidated balance sheets. As of September 30, 2022, the Company had capitalized $7.3 million of costs incurred in relation to the Business Combination. There were no capitalized costs in relation to the Business Combination as of December 31, 2021.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The accompanying consolidated financial statements include the accounts of the Company’s subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

These consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2021. Operating results for quarter periods are not expected to be indicative of operating results for the Company’s 2022 fiscal year, or any subsequent period.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Significant Accounting Policies

During the nine months ended September 30, 2022, there have been no changes to the Company`s significant accounting policies as described in the notes to the audited financial statements for the years ended December 31, 2021 and 2020 included in the proxy statement/prospectus filed by Vickers with the SEC on October 28, 2022 beginning on page F-48 thereof.

Segments

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker is its Chief Executive Officer, as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company is engaged primarily in the development of non-opioid products focused on pain management based on its platform technologies and all sales are based in the United States. Accordingly, the Company has determined that it operates its business as a single reportable segment.

2.	Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the date the financial statements are issued.

As of September 30, 2022, the Company’s negative working capital was $219.6 million, including cash and cash equivalents of approximately $2.5 million. During the nine months ended September 30, 2022, the Company had operating losses of $30.9 million and cash flows used for operations of $20.5 million. The Company had an accumulated deficit of approximately $358.0 million as of September 30, 2022.

In September 2022, the Company exercised the Early Paydown Provision to fully extinguish the Scilex Pharma Notes (see Note 6). In August 2022 and September 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $41.4 million. Pursuant to Amendment No. 4, a principal balance of $28.0 million was forgiven by the Scilex Pharma Note Purchasers (see Note 6) upon the Company’s exercise of the Early Paydown Provision. The Company funded the principal payments with cash-on hand and $34.0 million received from Sorrento on September 28, 2022 (see Note 10).

On September 12, 2022, the Company and Scilex Pharma entered into a Debt Exchange Agreement with Sorrento, pursuant to which all related party payables and related party note payables that remain outstanding as of immediately prior to, and contingent upon, the closing of the Business Combination were contributed by Sorrento to the Company in exchange for the issuance by the Company to Sorrento of preferred stock of the Company and such shares were subsequently converted into shares of New Scliex common stock and preferred stock (see Note 10).

On October 17, 2022, Sorrento and Scilex entered into a Funding Commitment Letter (see Note 10). Pursuant to the terms of the Funding Commitment Letter, upon the written request of the Company, Sorrento shall fund one or more loans to the Company in the amount to achieve $5,000,001 in net tangible assets immediately following the effective time of the Business Combination. Such related party payables or related party note payables will be converted into shares of preferred stock pursuant to the Debt Exchange Agreement. Any loans made under the Funding Commitment Letter will not exceed the lesser of (a) $10,000,000 and (b) an amount that, when taken together with all other Outstanding Indebtedness, will result in the Aggregate Outstanding Amount equaling $310,000,000 (see Note 10). The Company did not draw funds from the Funding Commitment Letter at the effective time of the Business Combination.

On March 18, 2019, the Company acquired Semnur and the acquisition was accounted for as an asset acquisition (see Note 3). The Company anticipates the cash needed for the development of Semnur’s primary product candidate in development, SP-102, as well in the development of SP-103, will be in excess of the Company’s cash available within one year after the date these consolidated financial statements are issued. Semnur has no historical revenue and the Company will be responsible for funding all development and commercialization efforts and capital funding needs possibly through private or public equity or debt financings, strategic collaborations or other arrangements.

On May 12, 2022, the Company entered into a Bill of Sale (see Note 3), with Sorrento to acquire rights, title and interest in the SP-104 Assets (see Note 3). SP-104 has not been approved for commercialization and, as such, no revenues have been generated to date by the asset. The Company will be responsible for funding all development and commercialization efforts.

On June 14, 2022, the Company entered into a license and commercialization agreement with Romeg (see Note 3). The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in the single asset, acquired licenses. The Company anticipates incurring costs related to the commercial launch and marketing of the acquired licenses.

The Company has plans to obtain additional resources to fund its currently planned operations and expenditures for at least twelve months from the issuance of these consolidated financial statements through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. The Company’s plans are also dependent upon the success of future sales of ZTlido, which is still in the early stages of commercialization, and are dependent upon, among other things, the success of the Company’s marketing of ZTlido. Should the Company’s sales of ZTlido not materialize at the expected rate contemplated in the Company’s business plan, due to the COVID-19 pandemic or other factors, the Company believes that there are a number of ongoing and potential actions that would maintain its projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for SP-102, SP-103, and SP-104, and other discretionary costs. Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As such, management cannot conclude that such plans will be effectively implemented within one year after the date that these consolidated financial statements are issued. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

3.	Acquisitions

Semnur Acquisition

On March 18, 2019, the Company completed the Merger of Semnur. At the closing of the Merger of Semnur, the Company issued to the holders of Semnur’s capital stock and options to purchase Semnur’s common stock, upfront consideration with a value of $70.0 million. The upfront consideration was comprised of the following: (a) a cash payment of approximately $15.0 million, and (b) $55.0 million of shares of the Company’s common stock (47,039,315 shares issued and 352,972 shares issuable, valued at $1.16 per share) (the “Stock Consideration”). Following the issuance of the Stock Consideration, Sorrento ownership in the Company diluted to approximately 58% of the Company’s issued and outstanding capital stock.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions contained therein, the Company also agreed to pay the holders of Semnur equity (the “Semnur Equityholders”) up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones, comprised of a $40.0 million payment that will be due upon obtaining the first approval of a New Drug Application (“NDA”) of a Semnur product by the U.S. Food and Drug Administration (the “FDA”) and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products, as follows: (1) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (2) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (3) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (4) a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product.

On August 7, 2019, the Company entered into an amendment to the Merger Agreement to provide that, following the consummation of the Company’s first bona fide equity financing with one or more third-party financing sources on an arms’ length basis with gross proceeds to the Company of at least $40.0 million, certain of the former Semnur optionholders will be paid cash in lieu of: (1) the 352,972 shares of the Company’s common stock otherwise issuable to such former Semnur optionholders pursuant to the Merger Agreement, and (2) any shares that would otherwise be issued to such former Semnur optionholders upon release of shares held in escrow pursuant to the Merger Agreement, with such shares in each case valued at $1.16 per share. The amendment resulted in a reclassification of $0.4 million from additional paid-in capital to accrued liabilities.

In March 2019, the Semnur Equityholders that received the Stock Consideration were required to sign an Exchange and Registration Rights Agreement with the Company (the “Exchange Agreement”). Pursuant to the Exchange Agreement, and upon the terms and subject to the conditions contained therein, if within 18 months following the closing of the Merger, 100% of the outstanding equity of the Company has not been acquired by a third party or the Company has not entered into a definitive agreement with respect to, or otherwise consummated, a firmly underwritten offering of the Company capital stock on a major stock exchange that meets certain requirements, then holders of the Stock Consideration may collectively elect to exchange, during the 60-day period commencing the date that is the 18 month anniversary of the Closing (the “Share Exchange”), the Stock Consideration for shares of Sorrento’s common stock with a value of $55.0 million based on a price per share of Sorrento’s common stock equal to the greater of (a) the 30-day trailing volume weighted average price of one share of Sorrento’s common stock as reported on The Nasdaq Stock Market LLC as of the consummation of the Share Exchange and (b) $5.55 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Exchange Price”). Pursuant to an amendment to the Exchange Agreement entered into by Sorrento on September 28, 2020, on October 9, 2020, Sorrento paid $55.0 million in cash to the Semnur Equityholders in lieu of issuing $55.0 million of shares of Sorrento’s common stock at the Exchange Price. Following the completion of the Share Exchange and as of December 31, 2020, Sorrento held approximately 82.3% of the outstanding common stock of the Company. On January 29, 2021, Sorrento acquired additional shares of the Company, resulting in Sorrento holding approximately 99.97% of the outstanding common stock of the Company.

The March 2019 transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in the single asset, SP-102. As a result, approximately $75.3 million was expensed as a component of acquired in-process research and development during the year ended December 31, 2019.

No contingent consideration was recorded as of September 30, 2022 and December 31, 2021 since the related regulatory approval milestones are not deemed probable until they actually occur.

SP-104 Acquisition

On May 12, 2022, the Company entered into a bill of sale and assignment and assumption agreement (the “Bill of Sale”), with Sorrento. Pursuant to the Bill of Sale, Sorrento sold, conveyed, assigned and transferred to the Company all of its rights, title and interest in and to Sorrento’s Delayed Burst Release Low Dose Naltrexone (“DBR-LDN”) asset and intellectual property rights, for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”). These assets had previously been acquired by Sorrento from Aardvark Therapeutics, Inc. (“Aardvark”) in April 2021 pursuant to an asset purchase agreement (the “Aardvark Asset Purchase Agreement”). Pursuant to the Bill of Sale, the Company assumed all of Sorrento’s rights, liabilities and obligations under the Aardvark Asset Purchase Agreement (the “SP-104 Acquisition”).

As consideration for the SP-104 Acquisition, the Company issued a promissory note in the aggregate principal amount of $5.0 million to Sorrento (the “2022 Promissory Note”). Upon issuance of the note, the Company recorded a related party note payable liability of $4.1 million, net of discount, with an offset to additional paid in capital, given the common control relationship between Sorrento and the Company. The 2022 Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. The 2022 Promissory Note is payable in cash, shares of the Company’s common stock or any combination thereof, at the Company’s sole discretion, and may be prepaid in whole or in part at any time without penalty.

As the successor to the Aardvark Asset Purchase Agreement, the Company is obligated to pay Aardvark (i) $3,000,000, upon initial approval by the FDA of a new drug application for the SP-104 Assets (which amount may be paid in shares of the Company’s common stock or cash, in the Company’s sole discretion) (the “Development Milestone Payment”) and (ii) $20,000,000, in cash, upon achievement of certain net sales by the Company of a commercial product that uses the SP-104 Assets.

The Company will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by the Company of a commercial product that uses the SP-104 Assets. The transaction was accounted for as an asset acquisition as substantially all the value of the gross assets was concentrated in a single asset, SP-104 Assets. The contingent milestones and sale volume-based future royalties were determined to meet a scope exception for derivative under ASC Topic 815, Derivatives and Hedging, and will not be recognized until the contingencies are realized in accordance with the Company’s accounting policy for contingent consideration in an asset acquisition. No contingent consideration was recognized at September 30, 2022.

Tien-Li Lee, MD, a member of the board of directors of the Company, is the founder and chief executive officer of Aardvark. Kim D. Janda, Ph.D., a member of the Board of Directors of Sorrento, is a member of the advisory board of Aardvark.

GLOPERBA License Agreement

On June 14, 2022, the Company entered into a license agreement (the “Romeg License Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg License Agreement, among other things, Romeg granted the Company (a) a transferable license, with the right to sublicense, under the patents and know-how specified therein (with such license to know-how being exclusive for the limited purposes specified therein) to (i) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product” or “GLOPERBA”) in the United States of America (including its territories) (the “Territory”), (ii) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (the “Licensed Products”) and commercialize any such products and (iii) manufacture Licensed Products anywhere in the world, solely for commercialization in the Territory and (b) an exclusive, transferable license, with right to sublicense, to use the trademark GLOPERBA and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the Territory. The Initial Licensed Product, GLOPERBA, was approved and made available in the United States in 2020.

As consideration for the license under the Romeg License Agreement, the Company paid Romeg an up-front license fee of $2.0 million, and has agreed to pay Romeg (a) upon the Company’s achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million, (b) certain royalties in the mid-single digit to low-double digit percentages based on annual net sales of the Licensed Product by the Company during the applicable royalty term under the Romeg License Agreement, and (c) minimum quarterly royalty payments totaling $7.1 million commencing on the first year anniversary of the effective date of the Romeg License Agreement and ending on the later of (i) expiration of the last to expire of the licensed patents covering the Licensed Products in the Territory or (ii) the tenth anniversary of the effective date of the Romeg License Agreement.

The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset, which is the Initial Licensed Product. In connection with the Romeg License Agreement, the Company recorded an intangible asset for acquired licenses of $5.7 million, which is comprised of the upfront license fee of $2.0 million and a deferred consideration of $3.7 million that is the present value of the future minimum royalty payments and immaterial transaction costs. The contingent sales milestones and sales volume-based future royalties were determined to meet a scope exception for derivative under ASC Topic 815, and will not be recognized until the contingencies are realized. No contingent consideration was recognized as a liability or included in the fair value of the asset as of September 30, 2022. The Company determined the useful life of the intangible asset to be approximately 15 years, which approximates the life of the licensed patents covering the Initial Licensed Product.

4.	Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that are measured at fair value (in thousands):

	Fair value measurements at September 30, 2022
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$2,483	$2,483	$—	$—

Total assets measured at fair value	$2,483	$2,483	$—	$—

	Fair value measurements at December 31, 2021
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$4,338	$4,338	$—	$—

Total assets measured at fair value	$4,338	$4,338	$—	$—

Liabilities
Derivative liabilities	$35,700	$—	$—	$35,700

Total liabilities measured at fair value	$35,700	$—	$—	$35,700

The Company’s financial assets carried at fair value are comprised of cash and cash equivalents. Cash and cash equivalents consist of money market accounts and bank deposits which are highly liquid and readily tradable. These assets are valued using inputs observable in active markets for identical securities.

Derivative liabilities

The Company recorded a gain of $5.3 million and $0.1 million on derivative liabilities for the nine months ended September 30, 2022 and 2021, respectively, which was attributed to compound derivative liabilities associated with the Scilex Pharma Notes (see Note 6). The fair value of the derivative liability associated with the Scilex Pharma Notes decreased by $30.4 million immediately after the entry into Amendment No. 4 (see Note 6) associated with the Scilex Pharma Notes on June 2, 2022 (see Note 6). Amendment No. 4 was accounted for as troubled debt restructuring; therefore, the carrying amount of the Scilex Pharma Notes, net, was adjusted to reflect the aforementioned change in fair value of the derivative liability. The fair value of the derivative liability associated with the Scilex Pharma Notes was estimated using the discounted cash flow method combined with a Monte Carlo simulation model including consideration of the terms of Amendment No. 4. Significant Level 3 assumptions used in the measurement included a 6.1% risk adjusted net sales forecast and an effective debt yield of 21.5% as of June 30, 2022. The Scilex Pharma Notes were fully extinguished in September 2022 (see Note 6) and, as such, there were no remaining derivative liabilities as of September 30, 2022.

The following table includes a summary of the derivative liabilities measured at fair value using significant unobservable inputs (Level 3) during the nine months ended September 30, 2022:

Fair value
Balance at December 31, 2021	$35,700
Change in fair value measurement	(35,700)

Balance at September 30, 2022	$—

5.	Goodwill and Intangible Assets

As of September 30, 2022 and December 31, 2021, the Company had recorded goodwill of $13.5 million. The Company performed a qualitative test for goodwill impairment during the fourth quarter of 2021. Based upon the results of the qualitative testing, the Company concluded that it is more-likely-than-not that the fair value of the Company’s goodwill was in excess of the carrying value and therefore performing the first step of the two-step impairment test was unnecessary. The conclusion has not changed as of September 30, 2022 and no goodwill impairment was recognized for the nine months ended September 30, 2022 and 2021.

The Company’s intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses, and assembled workforce. Amortization of the intangible assets that have finite useful lives is generally recorded on a straight-line basis over their useful lives. A summary of the Company’s identifiable intangible assets as of September 30, 2022 and December 31, 2021 is as follows (in thousands):

	Nine months ended September 30, 2022
	Gross carrying amount	Accumulated amortization	Intangibles, net
Patent rights	$32,630	$12,871	$19,759
Acquired technology	21,940	5,851	16,089
Acquired licenses	5,711	92	5,619
Assembled workforce	500	350	150

Total intangible assets	$60,781	$19,164	$41,617

	December 31, 2021
	Gross carrying amount	Accumulated amortization	Intangibles, net
Patent rights	$32,630	$11,239	$21,391
Acquired technology	21,940	4,754	17,186
Assembled workforce	500	275	225

Total intangible assets	$55,070	$16,268	$38,802

On June 14, 2022, the Company entered into Romeg License Agreement to acquire an exclusive license to use GLOPERBA from Romeg (see Note 3). The Company determined the acquisition of licenses to be an asset acquisition. The fair value of consideration transferred of $5.7 million was assigned to acquired licenses with an amortization period of approximately 15 years.

As of September 30, 2022, the weighted average remaining life for identifiable intangible assets was 10.6 years. Aggregate amortization expense was $2.9 million and $2.8 million for the nine months ended September 30, 2022 and 2021, respectively. Patent rights and acquired technology are amortized over a 15-year period. Assembled workforce is amortized over a 5-year period.

Estimated future amortization expense related to intangible assets at September 30, 2022 is as follows (in thousands):

Year ended December 31,	Amount
2022 (remaining three months)	$1,027
2023	$4,106
2024	$4,031
2025	$4,006
2026	$4,006
Thereafter	$24,441

Total	$41,617

6.	Debt

2018 Purchase Agreements and Indenture

On September 7, 2018, Scilex Pharma and Sorrento entered into Purchase Agreements (the “2018 Purchase Agreements”) with certain investors (collectively, the “Scilex Pharma Note Purchasers”). Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex Pharma, among other things, issued and sold to the Scilex Pharma Note Purchasers senior secured notes due 2026 in an aggregate principal amount of $224.0 million (the “Scilex Pharma Notes”) for an aggregate purchase price of $140.0 million (the “Offering”). The Scilex Pharma Notes are governed by an indenture (as amended, the “Indenture”) with Scilex Pharma, as issuer, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), and Sorrento, as guarantor. Pursuant to the Indenture, Sorrento agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex Pharma under the Indenture (the “Guarantee”).

Actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 did not equal or exceed $481.0 million, which resulted in a $28.0 million increase in the principal amount of the Scilex Pharma Notes, effective February 15, 2022. As a result, the Company recorded the increase of $28.0 million in principal and non-operating expense at December 31, 2021.

Effective February 14, 2022, Scilex Pharma issued to Sorrento a draw notice under the Letter of Credit as required under the terms of the Indenture because actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 were less than a specified sales threshold for such period. As a result of the draw notice being issued, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum amount as a subordinated loan and Scilex Pharma became subject to a minimum cash requirement of $10.0 million. In February 2022, Scilex Pharma repurchased Scilex Pharma Notes from the holders thereof on a pro rata basis in an aggregate amount equal to $20.0 million.

On June 2, 2022, Sorrento and Scilex Pharma entered into a Consent Under and Amendment No. 4 to Indenture (the “Amendment No. 4”) with U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) and the Scilex Note Purchasers. Pursuant to Amendment No. 4, (1) on June 3, 2022, Scilex Pharma repurchased approximately $41.4 million of the aggregate principal amount of the outstanding Scilex Pharma Notes at 100% of the principal amount thereof, (2) the Scilex Note Purchasers agreed that Scilex Pharma can repurchase the remaining principal amount of the Scilex Pharma Notes at any time on or before September 30, 2022 for $41.4 million (subject to reduction for any quarterly royalty payments) and upon such repurchase the Scilex Note Purchasers will forgive and discharge $28.0 million of the aggregate principal amount of the Scilex Pharma Notes (the “Early Paydown Provision”), (3) the minimum cash requirement under the Indenture was reduced to $5.0 million in aggregate unrestricted cash equivalents at the end of each calendar month, and (4) the maximum aggregate principal amount on the promissory note issued by Scilex Pharma to Sorrento on October 5, 2018 was increased from up to $25.0 million to up to $50.0 million. The Company funded the repurchase with cash-on-hand and $15.0 million received from Sorrento on June 2, 2022, which was recorded under the current related party notes payable in the Company’s consolidated balance sheets (see Note 10). The Company concluded that the Amendment No. 4 was a troubled debt restructuring for accounting purposes. The future undiscounted cash flows of the Scilex Pharma Notes were higher than the carrying value of the Scilex Pharma Notes at the time of the entry into the Amendment No. 4, and accordingly, no gain was recognized in the quarter ended June 30, 2022. Due to a decrease of $30.4 million in the fair value of the Scilex Notes Derivative caused by the Amendment No. 4, the carrying value of the Scilex Notes was increased by $30.4 million.

In September 2022, the Company exercised the Early Paydown Provision to fully extinguish the Scilex Pharma Notes. In August and September 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $1.7 million and $39.7 million, respectively. Pursuant to Amendment No. 4, $28.0 million of principal amount on the Scilex Pharma Notes was forgiven by the Scilex Pharma Note Purchasers and the Scilex Pharma Notes were fully extinguished in September 2022. The Company recorded a gain on debt extinguishment of $33.4 million as a result of the extinguishment. There are no derivative liabilities as of September 30, 2022.

Borrowings of the Scilex Notes consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Principal	$—	$133,997
Unamortized debt discount	—	(30,597)
Unamortized debt issuance costs	—	(2,228)

Carrying value	—	101,172
Current portion	—	(29,135)

Long term portion	—	72,037

Estimated fair value	$—	$115,400

The Company made principal payments of $106.0 million and $44.2 million during the nine months ended September 30, 2022 and 2021, respectively. The imputed effective interest rate at December 31, 2021 was 7.7%. The amount of debt discount and debt issuance costs included in interest expense for the nine months ended September 30, 2022 and 2021 was approximately $3.1 million and $5.9 million, respectively. The Company recorded a gain on debt extinguishment of $28.6 million and a loss on debt extinguishment of $14.0 million in connection with its repayments of principal made during the nine months ended September 30, 2022 and 2021, respectively.

Related Party Notes Payable

On October 5, 2018, Scilex Pharma issued to Sorrento a promissory note (see Note 10). On March 18, 2019, the Company entered into a note payable with Sorrento (see Note 10). On February 14, 2022, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum amount as a subordinated loan (see Note 10). On May 12, 2022, the Company issued Sorrento a promissory note of $5.0 million in exchange for the SP-104 Assets (see Note 3).

2020 Revolving Credit Facility

On December 14, 2020, Scilex Pharma entered into the Credit and Security Agreement (the “Credit Agreement”) with CNH Finance Fund I, L.P. (“CNH”) which provides Scilex Pharma with the ability to incur indebtedness under an accounts receivable revolving loan facility in an aggregate amount of $10.0 million and the incurrence of liens and the pledge of collateral to CNH in connection with the revolving loan facility. Under the terms of the Credit Agreement, interest will accrue daily on the principal amount outstanding at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.75%. All indebtedness incurred and outstanding will be due and payable in full on January 1, 2024; unless the Credit Agreement is earlier terminated. As of December 31, 2021, the outstanding balance was $8.8 million. On February 16, 2022, the Company notified CNH that it was terminating the Credit Agreement, effective March 18, 2022. Upon termination, all principal balances and interest accrued were settled.

7.	Stock Incentive and Employee Benefit Plans

2017 Equity Incentive Plan

In June 2017, Scilex Pharma adopted the Scilex Pharmaceuticals Inc. 2017 Equity Incentive Plan (the “Scilex Pharma 2017 Plan”). The Scilex Pharma 2017 Plan reserved 24.0 million shares of Scilex Pharma common stock. Stock options granted under the Scilex Pharma 2017 Plan typically vest 1/4th of the shares on the first anniversary of the vesting commencement date and 1/48th of the remaining options vest each month thereafter. The Scilex Pharma 2017 Plan was amended and restated on July 5, 2018.

Upon the closing of the Merger of Semnur, the Scilex Pharma 2017 Plan was terminated, and each option to purchase Scilex Pharma’s common stock outstanding and unexercised immediately prior to the closing of the Merger of Semnur was cancelled and substituted for that number of options to acquire common stock of Scilex Holding.

Scilex Holding Company 2019 Stock Option Plan

The board of directors of the Company adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan”) on May 28, 2019. The 2019 Stock Option Plan was approved by the Company’s stockholders on June 7, 2019. As of December 31, 2019, 30.0 million shares of common stock of the Company were reserved for issuance pursuant to the 2019 Stock Option Plan. On December 21, 2020, the board of directors approved an amendment to the 2019 Stock Option Plan to reserve an additional 15.0 million shares of common stock for issuance under the 2019 Stock Option Plan. As of December 31, 2020, 45.0 million shares of common stock of the Company were reserved for issuance pursuant to the 2019 Stock Option Plan. Stock options granted under the 2019 Stock Option Plan typically vest with respect to 1/4th of the shares on the first anniversary of the vesting commencement date and 1/48th of the remaining shares on each monthly anniversary thereafter.

As of September 30, 2022, options to purchase 25,159,760 shares of the common stock of Scilex Holding were outstanding, which is comprised of options to purchase 24,054,760 shares of common stock that were outstanding under the 2019 Stock Option Plan and options to purchase 1,105,000 shares of common stock that were outstanding pursuant to options previously granted under the Scilex Pharma 2017 Plan. As of September 30, 2022, 20,945,240 shares of the Company’s common stock were reserved for awards available for future issuance under the 2019 Stock Option Plan.

Total stock-based compensation recorded within operating expenses was $4.0 million and $4.4 million for the nine months ended September 30, 2022 and 2021, respectively.

The total unrecognized compensation costs related to unvested employee and non-employee stock option grants as of September 30, 2022 was $3.9 million and the weighted average period over which these grants are expected to vest is 1.4 years.

Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees, which is administered by Sorrento. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $0.3 million and $0.2 million for each of the nine months ended September 30, 2022 and 2021, respectively.

8.	Commitments and Contingencies

Product Development Agreement

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with two parties (the “Developers”), one of which is ITOCHU CHEMICAL FRONTIER Corporation (“Itochu”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103 (the “Products”), for Scilex Pharma. The Developers initially developed, and have intellectual property rights relating to, the Products. Pursuant to the Product Development Agreement, Scilex Pharma acquired an exclusive right to develop and commercialize the Products worldwide except for Japan. The Developers are responsible for sourcing and supplying lidocaine for development and commercialization purposes.

Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the nine months ended September 30, 2022, Scilex Pharma made the first royalty payments in the amount of $0.2 million. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of any Product, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of such Product, and to the extent that they are in accordance with U.S. GAAP. If Scilex Pharma were to sublicense the licensed technologies, the Developers will receive the same proportion of any sublicensing fees received therefrom. The Product Development Agreement will continue in full force and effect until October 2, 2028, the date that is ten years from the date of the first commercial sale of ZTlido. The Product Development Agreement will renew automatically for subsequent successive one-year renewal periods unless Scilex Pharma or the Developers terminate it upon 6-month written notice. In addition, Scilex Pharma or the Developers may terminate the Product Development Agreement if (1) the other party is in material breach of the agreement and the breach is not curable, or if the breach is curable and the breaching party has not cured such material breach within 180 days after notice requesting to cure; (2) the FDA determines that the formulation of the Products would not be eligible for FDA approval in the absence of efficacy studies, and the Developers are unable to address the efficacy study requirements despite good faith efforts; (3) the market conditions are such that (a) commencing with the quarter ending March 31, 2023, Scilex Pharma’s total net profits of the Products are equal to or less than 5% of Scilex Pharma’s net sales of the Products for a period of four or more consecutive quarters, or (b) the Products’ economic viability is affected by documented external circumstances deemed detrimental to all parties as agreed to by Scilex Pharma and the Developers, and the parties are unable to resolve the economic viability concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; (4) the parties fail to reach mutual agreement as to who will conduct the clinical studies and how the costs will be allocated; or (5) Scilex Pharma or either one of the Developers are bankrupt or make assignment for the benefit of creditors. Up to the date the financial statements were issued, the Company’s net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of the date of the Current Report on Form 8-K to which these unaudited consolidated financial statements of Scilex are attached as an exhibit, neither Oishi nor Itochu has exercised its right of termination. Additionally, Scilex Pharma may terminate the Product Development Agreement if (i) any of the pivotal human clinical trials for any of the Products fail, or (ii) the FDA issues a “Refusal to File” for any of the Products’ regulatory approval application and, after reasonable consultation with the Developers, Scilex Pharma believes that it is commercially unreasonable to re-file. The Developers may terminate the Product Development Agreement if Scilex Pharma fails to file for regulatory approval for any of the Products within three months of the date on which all required components of the regulatory approval application are received by Scilex Pharma.

On February 16, 2017, Scilex Pharma entered into a Commercial Supply Agreement (as amended, the “Supply Agreement”) with the two Developers to provide commercial supply of ZTlido and SP-103 to Scilex Pharma. The Supply Agreement contains standard terms regarding term, termination, payment, product quality and supply. In addition, the agreement provides additional terms regarding the calculation and amount of marketing expenses that may be deducted from net sales for purposes of determining the amount of net profit under the Product Development Agreement.

Exclusive Distribution Agreement

In August 2015, Scilex Pharma entered into an Exclusive Distribution Agreement (the “Distribution Agreement”) to appoint an exclusive third-party logistics distribution provider (the “Distributor”) and as an authorized distributor of record of ZTlido (“Product”) in the United States, its territories, possessions and commonwealths for an agreed schedule of fees, subject to a 3% annual adjustment. The Distribution Agreement has an initial term of three years following the first shipment of FDA-approved Product to a commercial customer and shall automatically renew for additional terms of one year each, unless written notice of termination is given by either party at least 30 days prior to the end of the initial term or any renewal term. In the event of Product recalls, Scilex Pharma is solely responsible for all Product recalls, except in the event where the recalls arise from the Distributor’s negligence or willful misconduct. Pursuant to the Distribution Agreement, Scilex Pharma will be responsible for delivery of Product to and from the Distributor’s facility, including all costs, expenses and risk of loss associated with such delivery. From late 2018 to early 2022, ZTlido was sold, and title was transferred, to the Distributor for distribution and sale to wholesalers for a fee of between 1% to 2% which was recorded as a gross-to-net sales adjustment. Beginning in April 2022, Scilex Pharma began directly selling and transferring title to distributors.

Sales Operations Services

In January 2016, Scilex Pharma entered into a project agreement with a vendor to provide sales operations services and detailing services, which was subsequently superseded by a new project agreement entered into in September 2018 (the “Project Agreement”). In connection with the detailing services, the Project Agreement provides that the vendor will provide Scilex Pharma with full-time sales representatives who shall detail the Product by making calls pursuant to a call plan on targets. These sales representatives are to be managed by field talent managers and a national project director, each of whom will also be provided by the vendor. In connection with the sales operation services, the vendor will provide certain services required for the initial implementation and ongoing operation of the sales force.

On July 1, 2020, Scilex Pharma and the vendor entered into a work order in which the parties agreed to convert substantially all of the sales representatives allocated under the Project Agreement to become employees of Scilex Pharma. The vendor will continue to provide sales operations services, fleet management services and sample accountability services. The work order was in effect until June 30, 2022 and was extended for one year upon the mutual agreement of both parties. Either party may terminate the work order with 90 days’ notice. Scilex Pharma paid an implementation fee of $59.0 thousand and will pay fixed monthly fees of $63.7 thousand to $65.8 thousand for ongoing services.

The Company recognized an expense of $0.5 million and $1.6 million within selling, general and administrative expenses for services performed for the nine months ended September 30, 2022 and 2021, respectively, including implementation fees, fixed monthly fees and pass-through costs.

Litigation

In the normal course of business, the Company may be named as a defendant in one or more lawsuits. Other than the following three lawsuits, the Company is not a party to any outstanding material litigation and management is not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.

Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc. Litigation

On February 23, 2021, the Company filed an action in the U.S. District Court for the Northern District of California against Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc., two manufacturers of OTC lidocaine patch products, alleging, among other things, false and deceptive advertising and unfair competition under the Lanham Act and California state laws by those companies regarding their respective OTC patch products (the “Sanofi-Aventis & Hisamitsu Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining the defendants from continuing to make false or misleading statements of fact about their respective OTC lidocaine patch products. The defendants have filed motions to dismiss, which have narrowed slightly our claims, but which motions the court has largely rejected. Discovery is proceeding. The case is currently scheduled for trial to begin on July 24, 2023. The Company cannot make any predictions about the outcome in this matter or the timing thereof.

Former Employee Litigation

On March 12, 2021, the Company filed an action in the Delaware Court of Chancery against Anthony Mack, former President of Scilex Pharma, and Virpax Pharmaceuticals, Inc. (“Virpax”), a company now headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of his non-compete agreement with us, breach of fiduciary duty, and tortious interference by Virpax with that non-compete agreement (the “Former Employee Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining Mr. Mack from further violating his non-compete agreement and enjoining Virpax from tortiously interfering with Mr. Mack’s non-compete agreement. The case was tried from September 12-14, 2022. Post-trial briefing is underway and closing arguments remain. The Company cannot make any predictions about the outcome in this matter or the timing thereof.

ZTlido Patent Litigation

On June 22, 2022, the Company filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp., and Apotex, Inc. (together, “Aveva”) in the U.S. District Court for the Southern District of Florida (the “Aveva Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The Aveva Patent Litigation was initiated following the submission by Aveva, in accordance with the procedures set out in the Hatch-Waxman Act, of an ANDA. Aveva’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. The Company is seeking, among other relief, an order that the effective date of any FDA approval of Aveva’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Aveva is subject to a 30-month stay preventing it from selling a generic version of ZTlido during that time. The stay should expire no earlier than November 11, 2024. Trial in the Aveva Patent Litigation has not yet been scheduled. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.

Operating Leases

Supplemental quantitative information related to leases includes the following:

	Nine Months Ended September 30,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$531	$489
ROU assets obtained in exchange for new operating lease liabilities	$320	$—
Weighted average remaining lease term in years — operating leases	2.0	3.1
Weighted average discount rate — operating leases	11.8%	12.2%

In June 2022, the Company entered into a new non-cancelable lease agreement for an administrative facility in Palo Alto. The lease includes annual rent increases and the option to extend. The term of the new lease is 26 months and the Company expects to exercise the extension option at the end of the lease.

Maturities of lease liabilities were as follows (in thousands):

Year Ending December 31,	Amount
2022 (Remaining three months)	$215
2023	872
2024	703
2025	—
2026	—

Total lease payments	1,790
Less imputed interest	(210)

Total lease liabilities as of September 30, 2022	$1,580

9.	Income Taxes

The Company maintains deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets include net operating loss carryforwards, research credits and temporary differences. In assessing the Company’s ability to realize deferred tax assets, management considers, on a periodic basis, whether it is more likely than not that some portion or all the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a valuation allowance against the Company’s deferred tax assets.

The Company’s income tax (benefit) expense of $(36.4) thousand and $10.0 thousand reflect effective tax rates of 0.7% and 0.02% for the nine months ended September 30, 2022 and 2021, respectively.

The difference between the expected statutory federal tax rate of 21.0% and the 0.7% effective tax rate for the nine months ended September 30, 2022 was primarily attributable to income tax expense associated with changes in a valuation allowance.

10.	Related Party Transactions

On March 18, 2019, the Company entered into a merger agreement with Sorrento, Semnur, Merger Sub, and Fortis Advisors LLC. Jaisim Shah, a member of Sorrento’s board of directors, was Semnur’s Chief Executive Officer, a member of its board of directors and a stockholder of Semnur prior to the acquisition transaction. The upfront consideration was comprised of the following: (a) a cash payment of approximately $15.0 million, and (b) $55.0 million of shares of the Company’s common stock (47,039,315 shares issued and 352,972 shares issuable, valued at $1.16 per share) (i.e., the Stock Consideration). Following the issuance of the Stock Consideration, Sorrento was the owner of approximately 58% of the Company’s issued and outstanding capital stock as of December 31, 2019. Following the completion of the Share Exchange and as of December 31, 2020, Sorrento held approximately 82.3% of the outstanding common stock of the Company.

As of December 31, 2020, approximately 14.7% of the outstanding capital stock of the Company was held by Itochu. On January 13, 2021, 34,889,868 shares of the Company representing all outstanding capital stock of the Company held by Itochu were acquired by non-related minority shareholders. Thus, Itochu is not a shareholder subsequent to January 13, 2021. On January 29, 2021, Sorrento acquired 34,889,868 shares of the Company, resulting in Sorrento holding approximately 99.97% of the Company. During the nine months ended September 30, 2022 and 2021, the Company purchased approximately $4.0 million and $4.8 million, respectively, of inventory from Itochu, a previous minority shareholder of the Company and a Developer in the aforementioned Product Development Agreement. These costs are recorded within cost of revenues and selling, general and administrative expenses in the Company’s statement of operations.

Semnur is party to an Assignment Agreement, dated August 6, 2013 (the “Assignment Agreement”), with Shah Investor LP (“Shah Investor”). Mahendra Shah, Ph.D., who served on the Company’s board of directors from March 2019 through September 2020, is the managing partner of Shah Investor. Pursuant to the Assignment Agreement, Shah Investor assigned certain intellectual property to Semnur and Semnur agreed to pay Shah Investor a contingent quarterly royalty in the low-single digits based on quarterly net sales of any pharmaceutical formulations for local delivery of steroids by injection developed using such intellectual property, which would include SP-102. Through September 30, 2022, the Company has made no royalty payments pursuant to the Assignment Agreement.

On January 1, 2017, a Transition Services Agreement (“TSA”) was executed between Scilex Pharma and Sorrento. Pursuant to the TSA, Sorrento agreed, at the Company’s request, to provide directly or indirectly certain administrative, financial, legal, tax, insurance, facility, information technology and other services. In addition to the services provided under the TSA, Sorrento retains insurance coverage on behalf of the Company. During the nine months ended September 30, 2022 and 2021, the total cost of services and insurance, including an agreed-upon markup, provided to the Company and recognized in general and administrative expenses was $3.2 million and $3.0 million, respectively.

On March 18, 2019, the Company entered into a note payable with Sorrento with an initial principal amount of $16.5 million for the acquisition of Semnur. The note is interest bearing at the lesser of (a) 10% simple interest per annum, and (b) the maximum interest rate permitted under law. Interest is due and payable annually. The note payable is payable upon demand and may be prepaid in whole or in part at any time without penalty or premium. During the nine months ended September 30, 2022 and 2021, Sorrento made advances to the Company in the amount of $27.5 million and $3.4 million, respectively, under the note payable. The outstanding principal balance of the note on September 30, 2022 and December 31, 2021 was $47.1 million and $19.6 million, respectively, which was recorded under the current related party note payable in the Company’s consolidated balance sheets. As of September 30, 2022 and December 31, 2021, the Company had ending balances resulting from the accrued interest on the note payable of $6.8 million and $3.9 million, respectively, which was recorded under related party payable in the Company’s consolidated balance sheets. During the nine months ended September 30, 2022, the proceeds from the note payable were used to finance the operations of the Company.

On October 5, 2018, Scilex Pharma issued to Sorrento a promissory note in the amount of approximately $21.7 million for certain amounts previously advanced to Scilex Pharma by Sorrento. Scilex Pharma may borrow up to an aggregate of $25.0 million of principal amount under the note payable. The promissory note is interest bearing at the lesser of (a) 10% simple interest per annum, and (b) the maximum interest rate permitted under law. All outstanding principal amounts and accrued interest are due upon maturity on August 31, 2026. On October 22, 2018, Sorrento purchased from the Company 24,117,608 shares of the Company’s common stock in exchange for the repayment of $21.7 million of indebtedness under this promissory note. During the nine months ended September 30, 2022 and 2021, Sorrento made advances to Scilex Pharma in the amount of $0 and $8.1 million, respectively, under the promissory note. As of September 30, 2022 and December 31, 2021, the Company had ending balances resulting from the accrued interest on the note payable of $4.9 million and $3.1 million, respectively, which was recorded under related party payable in the Company’s consolidated balance sheets. As of September 30, 2022 and December 31, 2021, Scilex Pharma’s outstanding principal balance under the promissory note was $23.5 million, which was recorded under the non-current related party note payable in the Company’s consolidated balance sheets.

The Company received $35.0 million in February 2022 to fund the payment of Scilex Pharma Notes in February 2022 totaling $20.0 million, as described in Note 6. The $35.0 million received in February 2022 is due no earlier than February 2030 and was recorded under the non-current related party note payable in the Company’s consolidated balance sheets.

Additional funding received from Sorrento is due on demand and recorded under the related party payable in the Company’s consolidated balance sheets. As of September 30, 2022, related party payables due to Sorrento included $48.7 million to cover working capital requirements, $100.0 million for repurchases of Scilex Pharma Notes, and $17.5 million for litigation fees (see Note 8). As of December 31, 2021, related party payables due to Sorrento consisted of $35.7 million to cover working capital requirements, $51.0 million for repurchases of Scilex Pharma Notes, and $6.0 million to pay litigation fees (see Note 8).

On May 12, 2022, the Company entered into the Bill of Sale, with Sorrento (see Note 3). Pursuant to the Bill of Sale, the Company assumed all of Sorrento’s rights, liabilities and obligations under Aardvark Asset Purchase Agreement. The Company issued the 2022 Promissory Note to Sorrento as consideration transferred. The 2022 Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. As of September 30, 2022, the outstanding balance, net of discount, under the 2022 Promissory Note was $4.2 million, which was recorded under the non-current related party note payable in the Company’s consolidated balance sheets.

Debt Exchange Agreement

On September 12, 2022, the Company and Scilex Pharma entered into a Contribution and Satisfaction of Indebtedness Agreement (the “Debt Exchange Agreement”) with Sorrento, pursuant to which (i) Sorrento shall contribute to the Company all amounts (including accrued interest thereon, if any) for certain loans and other amounts provided by Sorrento to the Company and Scilex Pharma that remain outstanding as of immediately prior to the closing of the Business Combination (the “Aggregate Outstanding Amount” or “Outstanding Indebtedness), including with respect to the Scilex Pharma Notes, an intercompany promissory note issued by Scilex Pharma to Sorrento in the amount of approximately $27.5 million for certain amounts previously advanced to Scilex Pharma by Sorrento, and the other notes payable to Sorrento described above (see Note 6), in exchange for the issuance by the Company to Sorrento of preferred stock of the Company, (ii) the Company shall contribute to Scilex Pharma the portion of such Outstanding Indebtedness that is owed by Scilex Pharma to Sorrento as a contribution of capital for no consideration, and (iii) upon the occurrence of the events described in clauses (i) and (ii), the Aggregate Outstanding Amount and the Outstanding Indebtedness shall be satisfied in full.

Pursuant to the terms of the Debt Exchange Agreement effective as of immediately prior to, and contingent upon, the closing of the Business Combination, Sorrento has elected to contribute the Outstanding Indebtedness to the Company in exchange for the issuance by the Company to Sorrento of that number of shares of preferred stock, par value $0.0001 per share, of the Company (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) (the “Exchange Shares” and such transaction, the “Debt Contribution”) that is equal to (i) the Aggregate Outstanding Amount plus the amount equal to 10% of the Aggregate Outstanding Amount divided by (ii) $11.00 (rounded up to the nearest whole share); provided, that in no event shall the Aggregate Outstanding Amount exceed $310,000,000. As of September 30, 2022, the Aggregate Outstanding Amount was $276.8 million.

On November 10, 2022, pursuant to the terms of the Debt Exchange Agreement, all existing related party indebtedness between the Company, Scilex Pharma, and Sorrento, totaling $290.6 million, was contributed by Sorrento to the Company in exchange for 29,057,097 shares of the Company’s preferred stock. At the Effective Time, such shares were then exchanged for 29,057,097 shares of New Scilex preferred stock and 2,905,710 shares of New Scilex common stock.

11.	Loss Per Share

For the nine months ended September 30, 2022 and 2021, basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

The following table sets forth the reconciliation of basic and diluted loss per share for the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Nine Months Ended September 30,
	2022	2021
Net loss	$(5,480)	$(46,459)

Denominator for Basic Loss Per Share	197,550	197,266
Effect of Dilutive Securities	—	—

Denominator for Diluted Loss per Share—Adjusted for Dilutive Securities	197,550	197,266
Basic Loss Per Share	$(0.03)	$(0.24)
Dilutive Loss Per Share	$(0.03)	$(0.24)

The stock options that could potentially dilute basic earnings per share in the future were excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive due to the net loss for the nine months ended September 30, 2022 and 2021 were 25.2 million and 30.3 million, respectively.

12.	Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure purposes in the unaudited consolidated financial statements as of September 30, 2022, and the nine months then ended, through November 17, 2022, the date the financial statements were available to be issued. Except as described below, or as otherwise indicated in the footnotes, the Company has concluded that no events or transactions have occurred that require disclosure.

Funding Commitment Letter

On October 17, 2022, Sorrento and the Company entered into a letter agreement (the “Funding Commitment Letter”). Pursuant to the terms of the Funding Commitment Letter, upon the written request of the Company (which request the Company shall make to the extent necessary to satisfy the closing condition in the BCA that requires the combined company to have $5,000,001 in net tangible assets as of immediately following the effective time of the Business Combination (the “Effective Time”) under the BCA (the “Net Tangible Assets Condition”)), Sorrento agreed to fund one or more loans to the Company in the amount set forth in such written request (a “Loan Request”); provided, that any amounts funded by Sorrento in respect of any Loan Request were to be treated as Outstanding Indebtedness for all purposes under the Debt Exchange Agreement and included in the calculation of the Aggregate Outstanding Amount thereunder with such amount to be contributed to the Company in exchange for shares of Legacy Scilex preferred stock. The Funding Commitment Letter also provides that, in no event shall the aggregate amount of loans made and funded by Sorrento pursuant to Loan Requests exceed the lesser of (a) $10,000,000 and (b) an amount that, when taken together with all other Outstanding Indebtedness, will result in the Aggregate Outstanding Amount equaling $310,000,000. The Company did not draw funds from the Funding Commitment Letter at the Effective Time.

Amendment to Amended and Restated Certificate of Incorporation

On November 10, 2022, the Company filed with the Secretary of State of the State of Delaware (i) a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to increase the authorized number of shares of preferred stock of the Company from 20,000,000 to 45,000,000 and (ii) a certificate of designation setting forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock, par value $0.0001 per share, of Legacy Scilex.

Sorrento Absorbed Liabilities

In October and November 2022, Sorrento entered into agreements with certain of the Company’s third party professional service providers to assume $11.9 million of liabilities accrued by the Company, of which $10.0 million and $1.9 million were recorded under accounts payable and accrued expenses, respectively, within the consolidated balance sheet. The liabilities assumed by Sorrento were reclassified under related party payable within the consolidated balance sheet and subsequently exchanged on November 10, 2022 under the terms of the Debt Exchange Agreement (see Note 10).